For information contact:

J.J. Pellegrino

Chief Financial Officer

LeMaitre Vascular, Inc.

781.221.2266 x 106

jpellegrino@lemaitre.com

LeMaitre Vascular Reports Q2 2007 Revenue of $10.3 Million, an 18% Increase

BURLINGTON, Mass., August 1, 2007 /PRNewswire-FirstCall via COMTEX Network/ -- LeMaitre Vascular, Inc. (NASDAQ: LMAT), a provider of peripheral vascular devices and implants, today announced Q2 2007 financial results. Revenues for Q2 2007 were $10.3 million, a quarterly record, and an increase of 18% versus Q2 2006.

Q2 2007 revenues increased 46% in the Company's Endovascular and Dialysis Access category and 8% in the Vascular category, while revenues decreased 3% in the General Surgery category. Sales growth was driven in part by the continued acceleration of the endovascular procedure market, productivity gains from recently hired sales representatives, direct marketing efforts, and the distribution of the Powerlink stent graft in Europe.

For Q2 2007, the Company reported a gross margin of 73.8%, versus 69.6% in Q2 2006. Q2 2006 results included a one time inventory charge of $277,000 resulting from the shutdown of the Expedial dialysis graft product line. The Company ended Q2 2007 with $27.9 million in cash and marketable securities, compared with $28.6 million at the end of Q1 2007.

George W. LeMaitre, Chairman and CEO said, "I am pleased to report that we continue to deliver on our plan. We posted solid sales gains in Q2 2007 and have improved our year-over-year sales growth rate in each of the last three quarters. During Q2 2007 we also received approval from the FDA for our pivotal UNITE abdominal stent graft trial, enabling Dr. Karthikeshwar Kasirajan to implant our first UNITE stent graft at Emory University Hospital. In addition, the Company was able to effectively control its bottom line in Q2 2007, despite continuing to invest in its sales and R&D efforts."

The operating loss for Q2 2007 was $447,000, compared to an operating loss of $1,050,000 for Q2 2006. Q2 2007 operating losses were primarily due to increased sales force and R&D expenditures, as well as the costs associated with being a public company. Q2 2006 operating losses included an impairment charge of $406,000 for the Expedial product line write-down, as well as a $147,000 restructuring charge from the consolidation of the Company's Phoenix facility.

The Company reported net income of $227,000 for Q2 2007, or $0.01 per basic and diluted share, compared to a net loss of $1,089,000, or $0.14 per basic and diluted share, for Q2 2006. Q2 2007 net income benefited from interest income of $344,000, as well as a significant tax benefit related to the Company's Japanese subsidiary.

Sales and marketing expenses for Q2 2007 increased 23% to $4,737,000 from $3,865,000 for Q2 2006. The Company ended Q2 2007 with 48 sales representatives, compared to 37 at the end of Q2 2006.

For Q2 2007, general and administrative expenses increased by 27% over Q2 2006, to $2,206,000, primarily due to the higher costs associated with being a publicly-traded company.

R & D expenses increased 14% to $1,118,000 for Q2 2007, compared to $985,000 for Q2 2006. The increase was driven largely by the hiring of additional product development engineers and related product development expenses.

Business Outlook

The Company reaffirmed prior 2007 revenue guidance of $39.5-$41.0 million. The Company also expects to record a net loss in 2007 based on the further development of its sales force, as well as increased investment in R&D. The Company reiterated its goal of achieving profitability by the end of 2008. In addition, the Company expects to employ 50-55 sales representatives in Q1 2008. The Company's guidance for future financial performance does not include the impact of any potential acquisitions.

Conference Call Reminder

Management will conduct a conference call at 5:00 p.m. EDT today to review the Company's financial results. The conference call will be broadcast live over the internet. Individuals who are interested in listening to the webcast should log on to the Company's website at www.lemaitre.com/investor. The conference call may also be accessed by dialing 866-761-0749 (1-617-614-2707 for international callers) using passcode: 41292671. For interested individuals unable to join the live conference call, a replay will be available on the Company's website.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. We develop, manufacture and market disposable and implantable vascular devices to address the needs of vascular surgeons and interventionalists. The Company's devices and implants are used to treat peripheral vascular disease; a condition that we estimate affects more than 20 million people worldwide.

Well-known to vascular surgeons, the Company's diversified portfolio of peripheral vascular devices and implants consists of brand name products including the EndoFit and UniFit stent grafts, the Expandable LeMaitre Valvulotome, the Pruitt-Inahara Carotid Shunt and the AnastoClip Vessel Closure System.

LeMaitre and the LeMaitre Vascular logo are trademarks of LeMaitre Vascular, Inc., registered in the U.S. and other countries. This press release contains other trademarks and trade names of the Company and other third parties, which are the properties of their respective owners.

For more information about the Company, please visit http://www.lemaitre.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties. Specifically, statements regarding the Company's financial guidance for 2007 and 2008, and its operational objectives for 2007, and enrollment in the Company's UNITE abdominal stent graft clinical study, are forward-looking statements involving risks and uncertainties. The Company's Q2 2007 interim financial statements, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted include, but are not limited to, risks related to product demand and market acceptance of the Company's products, the significant competition the Company faces from other companies, technologies and alternative medical procedures, the Company's ability to expand its sales force, particularly in markets where the Company thinks it is currently underrepresented, the Company's ability to expand its product offerings through internal development or acquisition, the Company's ability to realize the anticipated benefits of its acquisitions, disruption at the Company's single manufacturing facility, the Company's lack of experience with and general uncertainty related to seeking regulatory approvals for its products, particularly in the United States, potential claims of third parties that the Company's products infringe their intellectual property rights and the risks and uncertainties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, under the heading "Risk Factors" filed with the SEC, and available on its investor relations website at http://www.lemaitre.com and on the SEC's website at http://www.sec.gov, and in subsequent SEC filings. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Financial Statements

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except share data)

(unaudited)

	For the three months ended:		For the six months ended:

	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Net sales	$10,315	$8,760	$20,198	$17,331
Cost of sales	2,702	2,665	5,215	4,926
Gross profit	7,613	6,095	14,983	12,405

Operating expenses:
Sales and marketing	4,737	3,865	9,548	7,114
General and administrative	2,206	1,742	4,576	3,514
Research and development	1,118	985	2,272	1,781
Restructuring charges	(1)	147	5	178
Impairment charge	-	406	7	406
Total operating expenses	8,060	7,145	16,408	12,993

Loss from operations	(447)	(1,050)	(1,425)	(588)

Other income (expense):
Interest income (expense)	344	(54)	696	(100)
Other income	28	86	53	131
Total other income	372	32	749	31

Loss before income taxes	(75)	(1,018)	(676)	(557)

Provision (benefit) for income taxes	(302)	71	(274)	162

Net income (loss)	$227	$(1,089)	$(402)	$(719)

Net income (loss) per share of common stock:
Basic	$0.01	$(0.14)	$(0.03)	$(0.11)
Diluted	$0.01	$(0.14)	$(0.03)	$(0.11)

Weighted average shares outstanding:
Basic	15,378	8,539	15,358	8,496
Diluted	15,760	8,539	15,358	8,496

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)	(audited)

Assets

Current assets:
Cash and cash equivalents	$12,474	$15,391
Marketable securities	15,459	15,417
Accounts receivable, net	6,080	5,060
Inventories	7,335	6,081
Other current assets	1,344	1,692
Total current assets	42,692	43,641

Property and equipment, net	2,352	2,389
Goodwill	9,161	8,853
Other intangibles, net	1,864	1,930
Other assets	159	150
Total assets	$56,228	$56,963

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,311	$818
Accrued expenses	3,562	4,528
Current portion of capital leases	-	32
Total current liabilities	4,873	5,378
Deferred tax liabilities	833	833
Other long-term liabilities	26	53
Total liabilities	5,732	6,264

Stockholders' equity:
Common stock	155	153
Additional paid-in capital	60,706	60,504
Accumulated deficit	(10,348)	(9,946)
Accumulated other comprehensive income	68	73
Less: Treasury stock	(85)	(85)
Total stockholders' equity	50,496	50,699
Total liabilities and stockholders' equity	$56,228	$56,963

LEMAITRE VASCULAR, INC (NASDAQ: LMAT)

SELECTED NET SALES INFORMATION

(amounts in thousands)

(unaudited)

	For the three months ended:				For the six months ended:

	June 30, 2007		June 30, 2006		June 30, 2007		June 30, 2006
	$	%	$	%	$	%	$	%
Net Sales by Product Category:
Endovascular & Dialysis	$3,672	36%	$2,522	29%	$7,045	35%	$4,849	28%
Vascular	5,660	55%	5,222	59%	11,234	56%	10,494	61%
General Surgery	983	9%	1,016	12%	1,919	9%	1,988	11%
Total Net Sales	$10,315	100%	$8,760	100%	$20,198	100%	$17,331	100%

Net Sales by Geography
United States and Canada	$6,074	59%	$5,595	64%	$11,996	59%	$11,118	64%
Outside the United States and Canada	4,241	41%	3,165	36%	8,202	41%	6,213	36%
	$10,315	100%	$8,760	100%	$20,198	100%	$17,331	100%